Exhibit 10.18

DocuSign Envelope ID: D9A41E8D-AD2A-4745-A7B7-583CEE9EE9C0	Microsoft Contract: 531008

MICROSOFT MASTER VENDOR AGREEMENT

“Microsoft”
Business Name:	Microsoft Corporation
Street Address:	One Microsoft Way
City, State, Zip Code:	Redmond, WA 98052-6399
Microsoft Business Contact:	Name: *** Group: Procurement
Send a copy of all notices via fax to:	Legal & Corporate Affairs, ***

“Vendor”
Microsoft Vendor Number:	2022320
Business Name:	BSQUARE CORPORATION
Street Address:	110 110TH AVE NE STE 200
City, State, Zip Code:	BELLEVUE, WA 98004
Account Manager:	***
Account Manager’s Phone/Fax/Email:	***

Agreement Effective Date (“Effective Date”):	6/6/2008
Term of Agreement (“Term”):	Five Years from the Effective Date

Microsoft and Vendor enter into this Microsoft Master Vendor Agreement by signing below. Each represents that it has the authority to bind the respective contracting entities to the terms of this Agreement. This Agreement is not an offer by Microsoft and will not be effective until signed by both parties. The parties agree that if the Effective Date is not filled in above, the Effective Date of the Agreement will be the later of the two signature dates filled in below.

Microsoft	BSquare Corporation
Signature: ***	Signature: /s/ Brian Crowley
Print Name: ***	Print Name: Brian Crowley
Print Title: General Manager	Print Title: President and CEO
Date: 6/4/2008	Date: 7/2/2008

Microsoft Master Vendor Agreement (October 2006.v1)

Confidential treatment has been requested for portions of this document. This document omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this document has been filed separately with the Securities and Exchange Commission.

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1.	DEFINITIONS

1.1 “Affiliate” means, with respect to an entity, any person or entity that directly or indirectly owns, is owned by, or is under common ownership with that entity. For purposes of this definition, ownership means control of more than a 50% interest in an entity.

1.2 “Agreement” means (i) this Microsoft Master Vendor Agreement, (ii) any policies or procedures referenced in this Agreement, (iii) any applicable SOWs, and (iv) any exhibits attached to this Agreement.

1.3 “Deliverables” means all products, works, materials, documentation and information that are provided to Microsoft (whether by Vendor, its employees, agents or contractors) pursuant to a SOW.

1.4 “Excluded License” means any license requiring, as a condition of use, modification and/or distribution of the software subject to the license, that the software or other software combined and/or distributed with it be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

1.5 “Microsoft Materials” means any equipment or other tangible materials, software, source code, documentation, methodologies, know how, processes, techniques, ideas, concepts, technologies, data and/or any other information that is provided by Microsoft to Vendor in connection with any SOW. Microsoft Materials does not include any Source Code as defined and/or listed in License Forms, if any, between the parties; “License Form” is defined in the Master Source Code Agreement, if any, between the parties, and describes Vendor’s right to use any Source Code.

1.6 “Services” means the services that Vendor will perform under this Agreement.

1.7 “SOW(s)” means any of the following, describing Services and/or Deliverables ordered under this Agreement: (i) Microsoft purchase order(s), or (ii) electronic statement(s) of work transmitted by Microsoft, or (iii) written agreement(s), including schedules, signed by duly authorized representatives of both parties expressly referencing this Agreement.

1.8 “Subcontractor” means either a third party to whom Vendor delegates one or more of its obligations under this Agreement or a Vendor Affiliate that is not contracting directly with Microsoft.

1.9 “Vendor IP” means Vendor’s pre-existing or independently developed proprietary tools, processes or intellectual property.

2.	PROVISION OF SERVICES: SCOPE AND REQUIREMENTS

2.1 Scope of Services to be Described in SOW. The parties will describe the Services in one or more SOW. The terms and conditions of this Agreement will apply to each SOW. Any Microsoft Affiliate may submit or enter into a SOW with Vendor for Vendor to provide Services to the Microsoft Affiliate under the terms of this Agreement. The parties may agree to make changes to a SOW. If Microsoft categorizes a change as “significant”, the change will be effective only if the parties sign an amendment to the applicable SOW, or Microsoft issues a new SOW. In all other cases, upon agreement of the parties to the change, changes can be made by an exchange of emails.

2.2 Vendor to Comply with Microsoft Policies and Procedures. Vendor will comply with Microsoft’s policies and procedures described in this Agreement. Vendor’s compliance, however, does not necessarily satisfy, nor does it waive, Vendor’s obligation to comply with any other provision of this Agreement.

(a) Vendor Guidelines. Vendor will comply with the requirements contained in the most current Vendor Guidelines (“VG”). Microsoft reserves the right to update the VG from time to time, the latest Versions of which is available at http://www.microsoft.com/mscorp/procurement/process/contracting.asp.

(b) Specifications for Publicity and Use of Microsoft Name, Logos, Trademarks and Service Marks. Vendor will not use the Microsoft name, logos, trademarks or service marks except as permitted in this section:

(i) Vendor will not issue press releases in any form that relate to Vendor’s relationship with Microsoft or this Agreement.

(ii) Except as provided above, Vendor may use Microsoft’s corporate name, product names and trademarks in plain text (but not Microsoft’s logos, trade dress, designs or word marks in stylized form) to accurately identify and refer to Microsoft and its technologies and services, provided that the use is not likely to cause confusion about the source of Vendor’s products or services or Vendor’s relationship with Microsoft. In addition, Vendor may use the Microsoft Corporate logo in limited circumstances on marketing collateral to refer to Microsoft, provided that the area in which the Microsoft logo is used also includes the corporate logos of two (2) or more other software or hardware companies with which Vendor has a similar relationship. All references to Microsoft’s corporate name, logo and trademarks will comply with Microsoft’s Trademark Guidelines at http://www.microsoft.com/about/legal/intellectualproperty/trademarks/usage/default.mspx.

Microsoft Master Vendor Agreement (October 2006.v1) Page 2 of 12

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(iii) Vendor may use only those specific trademarks and logos identified and provided by Microsoft under a SOW (the “Trademarks”), if any, solely in connection with the Deliverables and performance of the Services, and in accordance with Microsoft’s instructions and usage specifications. Vendor acknowledges that Microsoft owns all rights to the Trademarks, Vendor’s use of the Trademarks is on behalf of Microsoft, and Vendor will acquire no right, title, or interest in or to the Trademarks. Vendor agrees to correct any misuse of the Trademarks immediately upon notice from Microsoft and to cease all uses of the Trademarks upon completion of the Services or termination of this Agreement or any applicable SOW. To the extent that a license or further rights to the Trademarks are necessary for performance of the Services, those rights shall be granted in the applicable SOW.

(c) Security Policies. Vendor will comply with all applicable physical and information security policies. Microsoft reserves the right to change its physical and information security policies as it deems necessary from time to time, and Vendor agrees to comply with those modifications.

(d) Other Policies and Procedures. Vendor will comply with all other policies and/or procedures as may be requested by Microsoft from time to time during the Term.

2.3 Vendor to Comply with Applicable laws

(a) General. Vendor will, at its own expense, (i) obtain and maintain any approvals, licenses, filings or registrations necessary to its performance, and (ii) comply with all local, state, federal and foreign laws (including export laws and regulations) that are applicable to it.

(b) Affirmative Action Clause for Microsoft Vendors on Covered Subcontracts for the United States Government. Contractors/vendors doing business with Microsoft on a covered contract in the United States will comply with all Federal, State, and local laws pertaining to labor and employment, including Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, and Executive Order 11246. Contractors/vendors will not discriminate in any aspect of employment based on race, religion, sex, age, marital status, sexual orientation, status as a qualified veteran, physical or mental disability, or national origin in accordance with applicable laws and regulations. When performing on a covered subcontract(s) for a contract between Microsoft and the United States government, contractors/vendors doing business with Microsoft will comply with the nondiscrimination and affirmative action provisions of Executive Order 11246 (41 C.F.R. Section 60-1 & 2), the Veterans Laws at 38 U.S.C, Sections 4211-12 and their implementing regulations at 41 C.F.R. Part 60-250, and the Rehabilitation Act of 1973 and its implementing regulations at 41 C.F.R. Part 60-741.

2.4 Requirements Regarding Vendor’s Personnel.

(a) Appointment of Account Manager. Vendor will appoint one employee (a Microsoft “Account Manager”) who is authorized to make binding decisions for Vendor with respect to this Agreement, including any Schedule. Account Managers will ensure timely and accurate communication between the parties. Vendor may change the designated Account Manager upon reasonable advance written notice to Microsoft.

(b) Selection, Training and Removal of Personnel. Vendor will recruit, select and train its personnel in accordance with the requirements of the applicable SOW. Vendor will use persons qualified to perform the Services. Vendor will not charge Fees (as defined in Section 5.1) for Services performed by personnel who are not qualified to perform those Services. At Microsoft’s good faith request for any business reason, Vendor will promptly remove or replace any individual performing Services.

(c) Limits on Use of Subcontractors. Vendor will not subcontract the performance of any Services to any Subcontractor without Microsoft’s prior written permission. If Microsoft approves the use of a Subcontractor, Vendor will comply with the following requirements:

(i) Vendor remains obligated under this Agreement for the performance of the Services and guarantees the Subcontractor’s fulfillment of applicable Vendor obligations.

(ii) Vendor indemnifies Microsoft for all damages and costs of any kind, to the extent set forth in Section 8, incurred by Microsoft or any third party and caused by Subcontractor’s acts or omissions.

(iii) Vendor will require each Subcontractor to consent in writing to any terms and conditions set forth in this Agreement applicable to the portion of the work being performed by the Subcontractor, and to acknowledge in writing that Microsoft is an intended third-party beneficiary of those terms and conditions.

(iv) Vendor will make all payments to each Subcontractor. If Vendor fails to pay a Subcontractor, Microsoft will have the right (but not the obligation) to pay Subcontractor and to offset those amounts against amounts owed to Vendor. Microsoft may in its reasonable discretion defer exercising that right if Vendor provides assurances reasonably acceptable to Microsoft that the non-payment will not adversely affect or encumber any Services, Deliverables or Microsoft Materials.

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(v) Vendor will not mark up any fees or costs because of Vendor’s use of a Subcontractor, except to the extent expressly permitted in an applicable SOW.

(vi) Of the total amount paid by Vendor to Subcontractors to provide Services, Vendor will use commercially reasonable efforts to spend at least five percent with Minority Owned and Operated Businesses and at least five percent with Women Owned and Operated Businesses. For purposes of this subsection: “Owned and Operated Businesses” means businesses that are at least 51% owned by a Minority Person(s) or by a woman (women) residing in the United States; or in the case of any publicly owned business, at least 51% of the stock of which is owned by a Minority Person(s) or by one or more women residing in the United States, and whose management and daily business operations are controlled by one or more of the same Minority Person(s) or women having ownership interest. “Minority Person(s)” means one or more individuals who is/are United States citizens residing in the United States and is/are either African-American/Black, Hispanic, Asian-American/Pacific Islander (including native Hawaiians), Asian Indian, and/or Native American/American Indian (enrolled in a federally recognized tribe).

2.5 Vendor to Provide Equipment and Technology. Unless otherwise expressly provided in an applicable SOW, Vendor will provide the appropriate equipment, software, and other items required to perform the Services. Vendor will ensure that its equipment, software and systems are compatible with Microsoft’s equipment, software, and systems as necessary to perform the Services.

2.6 Vendor’s Use of Microsoft Equipment, Facilities and Network.

(a) Equipment. If Microsoft provides any hardware or other equipment to Vendor for its use in performing Services (“Equipment”), Vendor will: (i) assume the risk of, and take all reasonable precautions to protect the Equipment against, loss, damage, theft or disappearance; (ii) take no actions that affect Microsoft’s title or interest in the Equipment; (iii) abide by specifications and use instructions from Microsoft for the Equipment; (iv) not give access to the Equipment to any third party without Microsoft’s prior written consent; and (v) return all Equipment upon completion of Services. Microsoft may require Vendor to sign a separate agreement before using certain Equipment. Vendor will not use the Equipment for any purpose other than performing the Services.

(b) Microsoft Facilities and Network Access.

(i) Vendor will not use any Microsoft-provided facilities other than in performance of the Services without the prior written consent of Microsoft.

(ii) While on Microsoft premises or conducting any Microsoft related business, Vendor’s personnel will comply with all Microsoft policies, rules and regulations and all applicable local, state and federal laws, including all applicable immigration laws and laws prohibiting harassment of any kind in the workplace. Vendor assumes all responsibility for providing to its personnel any training that may be required to ensure compliance with those laws.

(iii) When Vendor’s personnel require cardkey access to Microsoft facilities, an account on Microsoft’s email system, and/or any other access to any Microsoft’s networks or systems, Vendor and its personnel assigned to Microsoft will sign all applicable agreement(s) required by Microsoft and will comply with all Vendor policies then in effect

(iv) Upon Microsoft’s request, Vendor will immediately remove any of its personnel who fail to comply with those policies, laws, and regulations.

(v) Vendor is not authorized to use, and agrees that its employees will not use, its location on Microsoft’s premises or network access to obtain information or materials or physical access other than as expressly authorized by Microsoft. Microsoft will not be responsible for loss, damage, theft or disappearance of any personal property located on Microsoft premises belonging to Vendor or its employees or agents.

2.7 Vendor to Participate in Performance Reviews. Upon Microsoft’s request, Vendor will meet with Microsoft to review Vendor’s performance and discuss issues related to compliance with performance standards described in any Schedule, SOW or this Agreement.

2.8 Notice to Microsoft of Significant Injuries. If Vendor becomes aware that a “significant” injury to someone or damage to property has occurred on Microsoft premises, Vendor will notify Microsoft promptly and provide adequate details to enable Microsoft to investigate the cause. For the purposes of this provision, “significant” means injury to a person that results in hospital treatment, or damage to or loss of property with an estimated value in excess of *** U.S. Dollars ($*** USD).

2.9 Unavoidable Delay. If Vendor is, or expects to be, unable to perform Services due to a condition or cause beyond Vendor’s reasonable control (for example, natural disaster, labor trouble, riot, war, terrorist attack, or act of a government authority) for *** or more, Vendor will immediately notify the Microsoft Business Contact identified in this Agreement and the Microsoft business group contact(s) for the applicable SOW(s). In the event any unavoidable delay makes continued performance by Vendor unfeasible, Microsoft shall have a right to terminate this Agreement, or any SOW, upon *** written notice.

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3.	OWNERSHIP AND USE OF THE PARTIES’ RESPECTIVE INTELLECTUAL PROPERTY.

3.1 Vendor’s Use of Microsoft Materials.

(a) License to Use Microsoft Materials.

(i) By signing this Agreement, Microsoft grants Vendor a non-exclusive license to copy, use and distribute any Microsoft Materials provided to it solely to the extent necessary to perform the Services. Microsoft or its suppliers retain all other interest in Microsoft Materials and related intellectual property. Vendor has no right to sublicense the right to use Microsoft Materials, except as necessary to any approved Subcontractor.

(ii) Vendor is responsible for all actions taken by any individual authorized or purporting to be authorized by Vendor in connection with accessing or using the Microsoft Materials.

(iii) If the Microsoft Materials are accompanied by a separate license (including any license with respect to the use of software embedded in any Equipment provided to Vendor), the terms of that license shall also apply. The provisions of this Agreement shall control in the case of any conflict between this Agreement and those license terms.

(b) Termination of License and Return of Microsoft Materials. The license to use Microsoft Materials is revocable by Microsoft at any time for any reasonable business cause, and will terminate automatically upon the earlier of the (i) expiration or termination of this Agreement or (ii) expiration or termination of the applicable SOW. Vendor will promptly return any Microsoft Materials to Microsoft upon request or upon termination of Vendor’s license to use the Microsoft Materials pursuant to this Agreement.

(c) Additional Provisions. The following additional terms apply to Vendor’s use of Microsoft Materials:

(i) Vendor will not modify, reverse engineer, decompile, or disassemble Microsoft Materials except as authorized by Microsoft to perform Services;

(ii) Vendor will leave in place, and not alter or obscure, all proprietary notices and licenses contained in Microsoft Materials;

(iii) Microsoft is not obligated to provide technical support, maintenance or updates for Microsoft Materials;

(iv) All Microsoft Materials (including any modifications and derivatives made by Vendor) are Microsoft Confidential Information (as defined in the Section 4) unless otherwise designated by Microsoft;

(v) All Microsoft Materials are provided AS-IS without warranty of any kind; and

(vi) Vendor assumes the risk of loss, damage, unauthorized access or use, theft or disappearance of Microsoft Materials in Vendor’s care, custody or control.

3.2 Vendor’s Use of Non-Microsoft Intellectual Property.

(a) Vendor IP. Vendor will obtain Microsoft’s express consent before using any Vendor IP in a manner that would cause it to be incorporated into any Deliverables, alter or affect Microsoft’s ownership interests in any Deliverables, or be required for the Deliverables to be used or distributed by Microsoft. If Microsoft permits any Vendor IP to be so used (unless the parties otherwise agree in writing on applicable license terms), then Vendor grants to Microsoft a worldwide, nonexclusive, perpetual, irrevocable, royalty-free, fully paid up right and license, including under all current and future intellectual property, to:

(i) make, use, reproduce, format, modify, and create derivative works of the applicable Vendor IP;

(ii) publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell and sell, rent, lease or lend copies of the applicable Vendor IP and derivative works thereof;

(iii) combine the Vendor IP and/or derivative works thereof with any software, firmware, hardware and/or services; and

(iv) sublicense to third parties the foregoing rights, including the right to sublicense to further third parties.

Microsoft Master Vendor Agreement (October 2006.v1) Page 5 of 12

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(b) Third Party Intellectual Property. Vendor will not use any third party intellectual property, software or other materials to perform Services without Microsoft’s prior express written consent. To request Microsoft’s consent, Vendor will submit to Microsoft a list of any third party intellectual property, software or other materials that it would like to use in the performance of the Services, along with the license terms or other agreements that govern the use of those materials. If the Services requested by Microsoft require as part of its Deliverables the inclusion of third party intellectual property (e.g., creation of case studies, reports on usability testing), Vendor will obtain all necessary rights from those third parties.

3.3 Ownership of Deliverables.

(a) Ownership of Intellectual Property Rights in Deliverables. Subject to Vendor’s retention of its rights in any Vendor IP as provided in Section 3.2, all Deliverables are “work made for hire” for Microsoft under applicable copyright law. To the extent any Deliverables do not qualify as a work made for hire, by signing this Agreement, Vendor assigns and will assign to Microsoft (and its successors and assigns) all right, title and interest in and to the Deliverables, including all intellectual property rights in the Deliverables. Vendor waives, and agrees not to assert, all moral rights that may exist in the Deliverables. Deliverables will include any data entered into any Vendor database in connection with performance of the Services. All modifications and derivative works of Microsoft Materials will be treated as Deliverables.

(b) Vendor’s Assistance. Vendor will promptly disclose to Microsoft, in writing, any inventions, works of authorship, improvements, developments or discoveries conceived, authored, made or reduced to practice by Vendor or its Affiliates or Subcontractors, either solely or in collaboration with others, in connection with performing the Services or creating Deliverables. At Microsoft’s request and expense, Vendor will sign documents and take any other action reasonably necessary to evidence, perfect or protect Microsoft’s rights in the Deliverables. Vendor will cooperate with Microsoft in the filing and prosecution of any copyright, trademark or patent applications that Microsoft may elect to file on the Deliverables or inventions and designs relating to the Deliverables. Vendor irrevocably appoints Microsoft as Vendor’s attorney-in-fact (which appointment is coupled with an interest) to sign those documents on Vendor’s behalf. Vendor will not challenge, oppose or interfere with any Microsoft applications relating to the Deliverables or file any applications on its own behalf.

3.4 Restrictions Related to Use of Publicly Available Software. Vendor will ensure that no Deliverables, and no Vendor IP or other intellectual property licensed to Microsoft under this Agreement, are governed, in whole or in part, by an Excluded License.

4.	CONFIDENTIALITY, PRIVACY AND DATA PROTECTION.

4.1 Confidentiality. Vendor will implement security procedures sufficient to prevent disclosure of Microsoft Confidential Information to all unauthorized third parties.

(a) Existing NDA. The terms of the Non-Disclosure Agreement (“NDA”) attached to this Agreement, if any, will govern use of Confidential Information (as defined in the NDA) exchanged under this Agreement. If no NDA is attached, and Vendor has a standard reciprocal NDA with Microsoft that has a version date of March 2002 or later, its terms will govern use of Confidential Information (as defined in the NDA) exchanged under this Agreement. Section 4.1(b) will apply in all other cases, or if the existing NDA is terminated or otherwise ceases to be in effect.

(b) Confidential Information. Vendor agrees that at all times during the term of this Agreement, and for five (5) years thereafter, Vendor will hold in strictest confidence, and will not use or disclose to any third party, any Microsoft Confidential Information. The term “Microsoft Confidential Information” means all non-public information that Microsoft designates, either in writing or verbally, as being confidential, or which, under the circumstances of disclosure ought to be treated as confidential. Microsoft Confidential Information includes information relating to (i) released or unreleased Microsoft software or hardware products, (ii) marketing or promotion of any Microsoft product, (iii) business policies or practices of Microsoft, (iv) customers or suppliers of Microsoft, or information received from others that Microsoft is obligated to treat as confidential. If Vendor has any questions as to what comprises Microsoft Confidential Information, Vendor agrees to consult with Microsoft. “Microsoft Confidential Information” does not include information that was known to Vendor prior to Microsoft’s disclosure to Vendor, or information that becomes publicly available through no fault of Vendor.

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(c) Additional Confidential Information. The following information is also confidential for purposes of the NDA and this Section 4: (i) the existence and terms of this Agreement; and (ii) information provided by Microsoft under this Agreement or obtained or created by Vendor in the course of providing the Services, including (A) information contained in any reports provided to Microsoft, (B) any electronic or written correspondence between the parties, (C) Microsoft customer lists, customer information and Personal Information regardless of the source, and (D) transactional, sales and marketing information related to the Services.

4.2 Limitations on Vendor’s Collection and Use of Personal Information.

(a) Personal Information. “Personal Information” means information provided by Microsoft or collected by Vendor in connection with this Agreement that identifies or can be used to identify, contact, or locate the person to whom that information pertains. Personal Information includes: name, address, phone number, fax number, email address, social security number or other government-issued identifier, and credit card information. Additionally, to the extent any other information (including a personal profile, unique identifier, biometric information, and/or IP address) is associated or combined with Personal Information, then that information is also Personal Information.

(b) Limitations on Collection and Use of Personal Information. Vendor will not access or collect any Personal Information except to the extent strictly necessary to perform the Services or to fulfill any legal requirements. Vendor will not use Personal Information accessed or collected while performing the Services for any purpose other than those expressly permitted by this Agreement. If the Services involve the collection of personal information directly from individuals, such as through a webpage, Vendor will provide a clear and conspicuous notice regarding the uses of the personal information. The notice will comply with all relevant guidelines contained at http://members.microsoft.com/vendorguide or otherwise provided by Microsoft.

(c) Limitations on Disclosure of Personal Information. Personal Information collected by Vendor in the performance of Services is, as between the parties, Microsoft property, and will be treated as Microsoft Confidential Information. Vendor will not share any Personal Information that is collected or accessed by Vendor while performing Services with any third parties for any reason except as necessary to carry out the Services, and only under terms and conditions substantially similar to those contained in this Section. If Vendor is served with a court order compelling disclosure of any Personal Information or with notice of proceedings for such an order, Vendor shall (i) give Microsoft reasonable notice prior to such disclosure to allow Microsoft a reasonable opportunity to seek a protective order or equivalent, and (ii) at Microsoft’s discretion, either assist Microsoft in opposing the order or provide Microsoft the opportunity to intervene before Vendor files any response to the order or notice.

(d) Protection of Personal Information. Vendor will take reasonable steps to protect Personal Information in Vendor’s possession from unauthorized use, access, disclosure, alteration or destruction. Security measures will include access controls, encryption and other means, where appropriate. Vendor will immediately notify Microsoft of any known security breach that may result in the unauthorized use, access, disclosure, alteration or destruction of Personal Information. Vendor will conduct an audit on at least an annual basis to evaluate the security of Personal Information in Vendor’s possession and to verify that the terms of this Agreement with respect to Personal Information are being followed. The results of the audit will be made available to Microsoft on request,

(e) Return or Destruction of Personal Information. Upon request from Microsoft, Vendor will provide Microsoft with all Personal Information in Vendor’s possession. Within ten (10) days following termination or expiration of this Agreement, Vendor will, at Microsoft’s sole discretion, either: (i) provide Microsoft with all documents and materials (including all copies) containing Personal Information, together with all other materials and property of Microsoft, which are in its possession or under its control; or (ii) destroy all documents and materials (including all copies in all formats) specified by Microsoft and provide Microsoft with a certificate of destruction signed by an officer of Vendor. As an exception to the foregoing, unless Microsoft directs otherwise, Vendor may retain a copy of Personal Information solely to the extent necessary to comply with its record-keeping requirements.

5.	VENDOR COMPENSATION.

5.1 Microsoft’s Payment of Fees.

(a) Microsoft will pay Vendor those fees described in each SOW (“Fees”). Vendor will be responsible for all expenses it incurs (including, for example, providing equipment, insurance coverage and training of its employees) other than those Microsoft expressly agrees to pay in a SOW. Unless otherwise expressly provided in the applicable SOW, any expenses Microsoft agrees to pay will be reimbursed as pass-through costs with no markup. Vendor will not have any right of offset against amounts owed to it by Microsoft.

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(b) Upon acceptance of Deliverables and receipt of a correct and undisputed invoice, Microsoft, at its option, will pay Fees and Microsoft-approved expenses:

(i) net ten (10) days less a *** discount on the invoiced amount; or

(ii) net sixty (60) days with no discount.

(c) Microsoft will make all payments to Vendor in accordance with Microsoft’s then-current payment policies, which include payment via ACH electronic payment to Vendor’s financial institution per instructions in Microsoft’s ACH electronic payment form.

5.2 MS Invoice Requirements. Vendor will invoice Microsoft for all Fees and Microsoft-approved expenses via the “MS Invoice” online tool in accordance with the then-current requirements at http://invoice.microsoft.com and in the VG. Vendor will not charge Microsoft for researching, reporting on or correcting any errors relating to its invoices. Invoices will not bear an invoice date earlier than the date on which Vendor is entitled to be paid under the applicable SOW, or if not specified, invoices may be issued monthly in arrears.

5.3 Acceptance of Deliverables. After receiving any applicable Deliverables, Microsoft will evaluate and accept or reject each delivery within *** business days after its receipt, or such other time as is reasonable under the circumstances. If Vendor fails to correct any Deliverables within *** business days after receiving notice of rejection, Microsoft, at its discretion may either reject the Deliverables or work with Vendor to reach a mutually acceptable resolution.

5.4 Disputed Amounts. Microsoft may dispute the amount of any invoice (each a “Disputed Amount”) by providing oral or written notice to Vendor. Partial payment is notice from Microsoft of a Disputed Amount. Microsoft will make commercially reasonable efforts to notify Vendor in writing of any Disputed Amount within *** days of receiving the applicable invoice. However, neither the failure to provide the notice nor the payment of an invoice without asserting a dispute constitutes a waiver of any claim or right. If Microsoft ultimately agrees to pay any Disputed Amount, it has *** days from the date of the resolution of the dispute to make that payment.

5.5 Most Favored Pricing Commitment. This Agreement is intended to provide Microsoft with Vendor’s competitive pricing for the Services. If it comes to either party’s attention that any non-governmental agreement exists or is made between Vendor and any comparable third party which provides lower pricing for the comparable products and/or services at similar volumes that comprise the Services, and under comparable terms and conditions, then Vendor agrees that thereafter Microsoft will be entitled to pay for future Services at the lower pricing for the relevant Services.

6.	TAXES.

6.1 Microsoft is not liable for any taxes (including net income taxes, gross receipts taxes, or franchise taxes) of the Vendor that Vendor is legally obligated to pay which are incurred or arise in connection with or relate to the sale of goods and services under this Agreement. All of the foregoing taxes will be the financial responsibility of Vendor, provided that Microsoft will pay to Vendor any sales, use or value-added taxes that are owed by Microsoft solely as a result of entering into this Agreement and which are required to be collected from Microsoft by Vendor under applicable law. Vendor will not collect taxes covered by a valid exemption certificate provided by Microsoft to Vendor. Vendor agrees to indemnify, defend and hold Microsoft harmless from any of the foregoing taxes or claims, causes of action, costs (including, for example, reasonable attorneys’ fees) and any other liabilities of any nature whatsoever related to those taxes.

6.2 If taxes are required to be withheld on any amounts otherwise to be paid by Microsoft to Vendor, Microsoft will deduct those taxes from the amount otherwise owed and pay them to the appropriate taxing authority. Microsoft will secure and deliver to Vendor an official receipt for any taxes withheld. Microsoft will use reasonable efforts to minimize those taxes to the extent permissible under applicable law.

6.3 This Section 6 will govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

7. WARRANTIES; REPRESENTATIONS. Vendor makes the following representations and warranties for itself and its Subcontractors:

7.1 Vendor has full rights to enter into and perform according to this Agreement, and Vendor’s performance will not violate any agreement or obligation between Vendor and any third party.

7.2 All Services and Deliverables will strictly comply with the terms of this Agreement.

7.3 Services, Deliverables and/or Vendor IP will not infringe or violate any patent, copyright, trademark, trade secret or other proprietary right of any third party.

7.4 Deliverables will be originally created by Vendor for Microsoft, or Vendor will obtain all rights to the Deliverables needed to assign ownership to Microsoft as required by Section 3.

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7.5 The Deliverables will not be subject to license terms that seek to require any Microsoft product, service, or documentation incorporating or derived from the Deliverables, or any Microsoft intellectual property, to be licensed or shared with any third party; and to the extent that Deliverables include software, that software will not be, in whole or in part, governed by an Excluded License.

7.6 The Services will be performed in a professional manner and will be of high grade, nature and quality; and Vendor will dedicate appropriate facilities, skilled employees, and resources to complete Services.

7.7 The software component of any Deliverables as delivered to Microsoft will not contain any viruses or other applications or executables that will degrade or infect any Deliverables, product, service, or any other software or Microsoft’s network or systems (including, for example, any “trap doors”, “worms” and “time bombs”).

7.8 Vendor has implemented an information security program that is reasonably designed to provide protection to the security, confidentiality, integrity and availability of Personal Information, and at a minimum, includes risk assessment and controls for (i) system access, (ii) system and application development and maintenance, (iii) change management, (iv) asset classification and control, (v) incident response, physical and environmental security, (vi) disaster recovery/business continuity, and (vii) employee training.

8.	INDEMNIFICATION AND OTHER REMEDIES.

8.1 Claims. Vendor will defend, hold harmless, and indemnify Microsoft and its directors, officers, employees, agents, subsidiaries, affiliates and each of their successors (each an “Indemnified Party”) from and against all third-party claims, actions, demands, proceedings, damages, costs and liabilities of any kind (collectively, “Claims”) to the extent that the Claims arise out of or relate to the Services, Deliverables or the Agreement (except to the comparative extent that Claims result from the negligent or willful acts of an Indemnified Party).

8.2 Indemnification Procedures. The Indemnified Party will provide Vendor with reasonably prompt notice of Claims, permit Vendor through mutually acceptable counsel to answer and defend Claims, and provide Vendor with reasonable information and assistance, at Vendor’s expense, to help Vendor defend Claims. Microsoft will have the right to employ separate counsel and participate in the defense of any Claim at its own expense.

8.3 Acknowledgment of Fault and Settling Claims. Vendor will not agree to any stipulation, admission or acknowledgment of any fault, guilt, wrongdoing or liability on the part of any Indemnified Party without the applicable Indemnified Party’s prior written consent. Vendor will not settle any Claim on any Indemnified Party’s behalf, or publicize any settlement, without Microsoft’s prior written permission.

8.4 Industrial Insurance Immunity. Except to the extent prohibited by law and solely with respect to bodily injury or death Claims, Vendor expressly waives immunity under industrial insurance laws, including, for example, Title 51 of the Revised Code of the State of Washington if applicable.

8.5 Other Remedies. In addition to all other remedies available to Microsoft at law or equity or under this Agreement, Microsoft will have the following remedies:

(a) Injunctions Against Use of Deliverables. If use of the Deliverables as contemplated by this Agreement is enjoined or threatened to be enjoined, Vendor, at its expense, will notify Microsoft and immediately: (i) procure for Microsoft the right to continued use of the Deliverables in accordance with this Agreement, or (ii) replace or modify the Deliverables so that they are non-infringing and meet the requirements of this Agreement to Microsoft’s satisfaction. If (i) or (ii) is not fulfilled, then in addition to any damages or expenses reimbursed under this Section 8, Microsoft will have the right to terminate this Agreement, in whole or in part, including any SOW. Upon termination, Vendor will refund all amounts paid by Microsoft for infringing Deliverables and will pay all reasonable costs to transition the Services to a new vendor.

(b) Misuse of Microsoft Property. If Vendor unlawfully, improperly, or without prior authorization from Microsoft removes, retains, possesses, misappropriates, loses, damages or fails to return Microsoft Materials or any other Microsoft property or intellectual property, Vendor will fully compensate Microsoft (at estimated retail price, or market or replacement value) for that property.

9. LIMITATION OF LIABILITY. EXCEPT AS DESCRIBED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING DAMAGES (INCLUDING LOSS OF DATA, REVENUE, AND/OR PROFITS) COSTS OR EXPENSES (INCLUDING LEGAL FEES AND EXPENSES), WHETHER FORESEEABLE OR UNFORESEEABLE, ARISING OUT OF THIS AGREEMENT REGARDLESS OF WHETHER THE LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES OR OTHERWISE, AND EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES.

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The foregoing limitation does not apply to liability arising from:

(a) Vendor’s duty to indemnify Microsoft under this Agreement;

(b) a breach of a party’s obligations under Section 4 (confidentiality, privacy and data protection);

(c) any infringement, misuse or misappropriation of any intellectual property rights; or

(d) a party’s gross negligence, willful misconduct or fraud.

10.	INSURANCE.

10.1 General. Vendor will maintain sufficient insurance coverage to meet its obligations created by this Agreement and by law. Without limiting the foregoing, Vendor agrees that the insurance will include the following lines of coverage (with minimum limits of $2,000,000 per occurrence) to the extent the Agreement creates exposures generally covered by these insurance policies: Commercial General Liability (Occurrence Form) including product liability, Automobile Liability, Workers’ Compensation (statutory limits), and Employer’s Liability. Vendor will name Microsoft, its subsidiaries, and their respective directors, officers and employees as additional insured’s in the Commercial General Liability policy, to the extent of contractual liability assumed by Vendor in Section 8 of this Agreement. Any deductible or retention in excess of One Hundred Thousand Dollars ($100,000 USD) per occurrence or accident will be subject to Microsoft’s approval.

10.2 Professional Liability/Errors & Omissions Liability. If the work described in the SOW gives rise to Professional Liability/Errors & Omissions Liability, Vendor will maintain coverage for Professional Liability/Errors & Omissions Liability insurance with policy limits of not less than Two Million Dollars ($2,000,000 USD) each claim. The insurance will include coverage for infringement of third party proprietary rights (including, for example, copyright, and trademark) to the extent reasonably commercially available, as related to performance under this Agreement. The retroactive coverage date will be no later than the effective date of the applicable SOW. Upon termination of this Agreement or expiration or fulfillment of a SOW, Vendor will either maintain active policy coverage or an extended reporting period providing coverage for claims first made and reported to the insurance company within twelve (12) months thereafter.

10.3 Proof of Coverage. Upon request, Vendor will deliver to Microsoft proof of insurance coverage required by this section. If Vendor’s proof evidences coverage that Microsoft reasonably determines to be less than that required to meet Vendor’s obligations created by this Agreement, then Vendor will promptly acquire the coverage and notify Microsoft in writing thereof.

11.	REPORTS, RECORDS, AUDITS AND INSPECTIONS

11.1 Reports. Any reports required by this Agreement, any applicable SOW, or reasonably requested by Microsoft will be accurate, complete and timely. Vendor will correct any error or omission in any report within five (5) days following Vendor’s discovery, or Microsoft’s notice to Vendor of its discovery, of the error or omission.

11.2 Records. During the Term and for four (4) years thereafter, Vendor will keep all usual and proper records and books of account relating to Vendor’s costs and expenses, and all quality and performance reports, related to Deliverables and all Services performed under the Agreement. Vendor will maintain any documentation required by Microsoft in connection with the United States Sarbanes-Oxley Act of 2002, and Vendor will not do or omit to do anything that could prejudice Microsoft’s compliance with that Act.

11.3 Audits, Inspections, and Refunds.

(a) During the period described in Section 11.2, Microsoft will have the right to cause audits to be made of Vendor records and/or inspections of Vendor facilities to verify Vendor statements and compliance with this Agreement. Audits and inspections will be conducted by a Microsoft internal audit and/or inspection team, or an independent certified public accountant or consultant selected by Microsoft. Vendor will provide the team or consultant with reasonable access to the relevant Vendor records and facilities, and the ability to photocopy records for audit evidence.

(b) If an audit shows Vendor overcharged Microsoft by *** percent (***%) or more of the amounts due for any audited time period, Vendor will pay Microsoft for all reasonable costs and expenses incurred in conducting the audit, including any amounts paid to any auditor or fees paid to outside counsel. Microsoft will be responsible for the costs it incurs for all other audits and inspections conducted under this Section 11.3.

(c) If an audit shows Vendor overcharged Microsoft by *** percent (***%) or more of the amounts due for any audited period of time, Vendor will re-compute the amount due to Microsoft and immediately refund to Microsoft all overpayments based on the actual and true amounts due and owing, plus interest at *** percent (***%) per month on the overpayment.

12.	TERMINATION.

12.1 Term. This Agreement commences on the Effective Date, and continues for a period of five (5) years until it expires on the Expiration Date, unless either (i) it is terminated earlier in accordance with the terms of this Agreement, or (ii) its Term is extended by a written and signed amendment to this Agreement.

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12.2 Process. Without prejudice to any other remedies:

(a) Termination for Convenience. Microsoft may terminate this Agreement, or any SOW, at any time without cause and without further obligation to Vendor except for payment due for Services or Deliverables accepted by Microsoft prior to the effective date of termination or for Services performed or provided by Vendor in compliance with this Agreement, and which Microsoft retains the benefit of after the effective date of termination. The termination will be effective upon thirty (30) days’ written notice.

(b) Termination for Cause. Microsoft may terminate this Agreement or any SOW effective immediately upon written notice of any breach by Vendor of Section 2.2 through 2.6, 3, 4, 7,10 or 13.4 or the acquisition of all or a substantial part of Vendor’s assets by, or its merger with, another entity. Vendor may terminate this Agreement effective immediately upon written notice of any breach by Microsoft of the NDA. Furthermore, Microsoft may terminate a SOW under this Agreement at any time, effective immediately upon written notice that: (i) Vendor has failed to meet the delivery schedule set forth in an applicable SOW, (ii) the Deliverables in the applicable SOW are not acceptable to Microsoft and the ten (10) business day cure period provided in Section 5.3 has lapsed, or (iii) Vendor has not strictly complied with the requirements of Section 3.

(c) Termination for Non-payment. Vendor may suspend performance and/or terminate this Agreement, or any SOW, upon forty-five (45) calendar days’ prior written notice if Microsoft fails both (i) to make a payment as required under Section 5, and (ii) to cure the non-payment within the forty-five (45) day notice period.

(d) Termination for Unenforceability of Certain Provisions. Either party may terminate this Agreement effective immediately upon written notice to the other party, if a court finds any of the provisions of Sections 3, 4, or 8 of this Agreement, or any provision of the NDA, to be unenforceable. Microsoft will have the right to terminate this Agreement, effective immediately upon written notice to the Vendor, if a court finds Sections 7 of this Agreement to be unenforceable.

12.3 Effect of Termination. Within ten (10) calendar days of the effective date of termination of the Agreement, or any SOW, Vendor will deliver to Microsoft all Deliverables in progress and all data and materials related to them, and each party will return the Confidential Information and property of the other party unless otherwise instructed by Microsoft. If requested, Vendor will assist Microsoft with the post-termination transition, not to exceed sixty (60) calendar days, with compensation based on rates not to exceed the pricing described in the Agreement or any applicable SOW for comparable Services. Sections 2.4(c)(ii) and (iii), 3.2(a), 3.3, 3.4, 4, 5 (as needed for Microsoft to approve Services and process invoices and payments), 6 through 11,12.3 and 13 will survive termination.

13.	OTHER PROVISIONS.

13.1 Relationship. This Agreement is intended to create an independent contractor relationship between the parties. Nothing will be construed as creating an exclusive relationship between the parties. Under no circumstance will Vendor’s employees or Subcontractors be construed as Microsoft employees. If the Internal Revenue Service, a state, provincial, local or federal agency, or a court determines that Vendor, or Vendor’s employees or Subcontractors, are common law employees of Microsoft, then Vendor will fully indemnify Microsoft for all costs or damages incurred as a result of that determination.

13.2 Governing Law; Jurisdiction. This Agreement will be construed and controlled by the laws of the State of Washington, USA without regard to conflicts of laws. Vendor consents to the exclusive jurisdiction and venue in the federal courts sitting in King County, Washington unless no federal subject matter jurisdiction exists, in which case Vendor consents to the exclusive jurisdiction and venue in the Superior Court of King County, Washington. Vendor waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. In any action to enforce any right or remedy under this Agreement, or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and other expenses, including the costs and fees incurred on appeal or in a bankruptcy or similar action.

13.3 No Waiver. Failure or delay by a party to exercise any right or remedy will not be a waiver and will not prevent the enforcement of that or any other right.

13.4 Assignment. The Services are personal and unique, and Microsoft relies on the qualifications, reputation and expertise of Vendor to perform the Services and fulfill Vendor’s obligations under this Agreement. Accordingly, Vendor will not sell, assign, transfer, pledge or encumber this Agreement or any right arising under or in connection with this Agreement, or delegate any duty or obligation under this Agreement, by assignment or operation of law, without Microsoft’s prior written consent, Microsoft may assign this Agreement to any of its Affiliates. This Agreement will inure to the benefit of and bind all permitted successors, assigns, receivers and trustees of each party.

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13.5 Severability. If a court of competent jurisdiction finds any clause or provision of this Agreement to be unenforceable, then this Agreement will be deemed amended to exclude the clause or provision and the remainder of this Agreement will continue in full force and effect, unless otherwise terminated pursuant to Section 12.2(d) above.

13.6 Entire Agreement, Precedence and Amendment. This Agreement supersedes all prior and contemporaneous communications, whether written or oral, regarding the subject matter covered in this Agreement. In the event of a conflict, the following order of precedence will apply: (a) this Agreement; (b) a signed SOW, except to the extent that the SOW provides expressly that a particular section of the SOW takes precedence over a particular section of this Agreement; and (c) Microsoft purchase order terms and conditions. This Agreement may be modified only by a written agreement signed by duly authorized representatives of both parties, except that Microsoft may unilaterally modify the policies and procedures identified in Section 2.2. This Agreement does not replace any separate written license agreement between Microsoft and Vendor, and any conflicts with licensing of Microsoft Materials will be resolved as provided in Section 3.1(a)(iii).

13.7 Notices. Except as specifically set out in this Agreement, all notices will be (i) in writing and sent to the contact(s) and location(s) specified on page 1 of this Agreement, and (ii) deemed given on the day received by the addressee. Vendor will notify Microsoft in writing of any changes to Vendor’s contact information.

13.8 Counterparts. This Agreement may be executed in any number of counterparts each of which will be deemed an original and as executed will constitute one agreement, binding on both parties.

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